Security Equity Fund
File No. 811-01136
CIK No. 0000088525

EX-99.77C

A special meeting of the shareholders of the Security Equity Fund - Alpha Opportunity Series was held on August 5, 2008. Each matter voted upon at the meeting, as well as the number of shares cast for, against or withheld or abstentions with respect to such matters are set forth below:

(1) The approval of an amended investment advisory agreement between Security Equity Fund - Alpha Opportunity Series and Security Investors LLC:

                       Votes For      Votes Against/Abstentions
                       ---------      -------------------------

                       2,166,761      93,534

(2) The approval of a new investment sub-advisory agreement between Security Investors, LLC and Security Global Investors, LLC pursuant to which Security Global Investors, LLC will be appointed as an investment sub-adviser to Security Equity Fund - Alpha Opportunity Series:

                       Votes For       Votes Against/Abstentions
                       ---------       -------------------------

                       2,195,031       65,085